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                                  Exhibit 1.10


                                   ISEE3D INC.


BORROWING BY-LAW NO. 2 (as at January 21, 2000)



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                                   ISEE3D INC.



                             BORROWING BY-LAW NO. 2

          BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of Isee3d Inc. (the "Corporation") as follows:

1.The directors may and they are hereby authorized form time to time to

          (a)       borrow money upon the credit of the Corporation;

          (b)       limit or increase the amount to be borrowed;

          (c) issue, reissue, sell or pledge bonds, debentures, notes or other securities or debt obligations of the Corporation;

          (d) issue, sell or pledge such bonds, debentures, notes or other securities or debt obligations for such sums and at such prices as may be deemed expedient; and

          (e) charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired property and assets of the Corporation including, without limiting the generality of the foregoing, real and personal property, movable and immovable property, tangible and intangible assets, book debts, rights, powers, franchise and undertaking to secure any obligation of the Corporation.

2. The directors may from time to time by resolution delegate to the Chairman of the Board of Directors or the President together with the Secretary or to any two directors of the Corporation all or any of the powers conferred on the directors by paragraph 1 of the by-law to the full extent thereof or such lesser extent as the directors may in any such resolution provide.

3. The powers hereby conferred shall be deemed to be in supplement of and not in substitution for any powers to borrow money for the purposes of the Corporation possessed by its directors or officers independently of a borrowing by-law.

4. As of the coming into effect of this by-law, By-Law No. of the Corporation dated the 6th day of April, 1981, is repealed provided that such repeal does not affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity


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                                   ISEE3D INC.

          of any contract or agreement made pursuant to, or the validity of any articles or predecessor charter documents of the Corporation obtained pursuant to, any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the


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                                   ISEE3D INC.


          board with continuing effect passed under any repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.

          ENACTED by the
          board this 21St day
          of January, 2000.                     /s/ Dr. Jason K. Rivers
                                                -------------------------------
                                                Dr. Jason K. Rivers

            Morden C. Lazarus

            Fernand Lalonde, Q.C.


The foregoing by-law is hereby confirmed by the shareholders of the Corporation pursuant to the Canada Business Corporations Act the25th day of February ,2000


                                                     Secretary